EXHIBIT 5

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

To the Board of Directors
Glamis Gold Ltd.

     We consent to the incorporation by reference in this annual report on Form 40-F of Glamis Gold Ltd. and to the incorporation by reference in the registration statement on Form S-8 of Glamis Gold Ltd. filed on May 24, 2002, of our report dated February 6, 2003, relating to the consolidated balance sheets of Glamis Gold Ltd. as of December 31, 2002 and 2001 and the related consolidated statements of operations, deficits and cash flows for each of the years ended December 31, 2002, 2001 and 2000, which report appears in the December 31, 2002 Annual Report to Shareholders of Glamis Gold Ltd.

[/s/] KPMG LLP
Chartered Accountants

Vancouver, Canada
March 31, 2003